Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
James E. Lauter
Senior Vice President &
Chief Financial Officer
T: (561) 682-7561
E: James.Lauter@hlss.com

Home Loan Servicing Solutions Announces

Pricing of Follow-on Equity Offering

GEORGETOWN, Grand Cayman, December 18, 2012 (GLOBE NEWSWIRE) – Home Loan Servicing Solutions, Ltd. (NASDAQ: HLSS) announced today that it has priced a public offering of 25,300,000 of its ordinary shares at a public offering price of $19.00 per share for total gross proceeds of approximately $480,700,000. HLSS intends to use the net proceeds of the offering to purchase the right to receive servicing and other related fees, associated servicing advances and other related assets from Ocwen Loan Servicing, LLC, and to the extent there are any remaining proceeds, for general corporate purposes. The offering is subject to customary closing conditions and is expected to close on December 24, 2012.

Wells Fargo Securities, LLC, Barclays Capital Inc., BofA Merrill Lynch and Citigroup Global Markets Inc. are acting as the joint book-running managers for the offering.

The offering of the securities will be made only by means of a prospectus, copies of which may be obtained from Wells Fargo Securities, LLC, via telephone: (800) 326-5897, email: cmclientsupport@wellsfargo.com, or standard mail at Wells Fargo Securities, 375 Park Avenue, 4th Floor, New York, NY 10152, Attn: Equity Syndicate; from Barclays Capital Inc., via telephone: (888) 603-5847, email: Barclaysprospectus@broadridge.com, or standard mail at Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; from BofA Merrill Lynch, via email to dg.prospectus_requests@baml.com or standard mail at Attn: Prospectus Department, 222 Broadway, New York, NY 10038; or from Citigroup Global Markets Inc., via telephone: (877) 858-5407, email: batprospectusdept@citi.com, or standard mail at Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Attention: Prospectus Department.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.